EXHIBIT 4.1

GMH MILITARY HOUSING MANAGEMENT LLC

NON-QUALIFIED DEFERRED COMPENSATION PLAN

PLAN DOCUMENT

EFFECTIVE APRIL 1, 2008

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ARTICLE 6	SURVIVOR BENEFIT	17
6.1	Pre-Termination Survivor Benefit	17
6.2	Payment of Pre-Termination Survivor Benefit	17
6.3	Death Prior to Completion of Short-Term Payout, Termination Benefit or Disability Benefit	17

ARTICLE 7	DISABILITY BENEFIT	18
7.1	Disability Benefit	18
7.2	Payment of Disability Benefit	18

ARTICLE 8	BENEFICIARY DESIGNATION	18
8.1	Beneficiary	18
8.2	Beneficiary Designation/Change	18
8.3	Acknowledgment	18
8.4	No Beneficiary Designation	18
8.5	Doubt as to Beneficiary	19
8.6	Discharge of Obligations	19

ARTICLE 9	TERMINATION/AMENDMENT/MODIFICATION	19
9.1	Termination	19
9.2	Amendment	20
9.3	Plan Agreement	20
9.4	Effect of Payment	20
9.5	Amendment to Ensure Proper Characterization of the Plan	20

ARTICLE 10	ADMINISTRATION	21
10.1	Establishment of Committee	21
10.2	Agents	21
10.3	Binding Effect of Decisions	21
10.4	Indemnity of Committee	22
10.5	Employer Information	22

ARTICLE 11	OTHER BENEFITS AND AGREEMENTS	22
11.1	Coordination with Other Benefits	22

ARTICLE 12	CLAIMS PROCEDURES	22
12.1	Presentation of Claim	22

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12.2	Notification of Decision	22
12.3	Review of a Denied Claim	23
12.4	Decision on Review	23
12.5	Claims and Review Procedure for Disability Claims Filed under the Plan	23
12.6	Legal Action	27

ARTICLE 13	TRUST	27
13.1	Establishment of the Trust	27
13.2	Interrelationship of the Plan and the Trust	27
13.3	Distributions from the Trust	28

ARTICLE 14	MISCELLANEOUS	28
14.1	Status of Plan	28
14.2	Unsecured General Creditor	28
14.3	Employer’s Liability	28
14.4	Nonassignability	28
14.5	Not a Contract of Employment	28
14.6	Furnishing Information	29
14.7	Terms	29
14.8	Captions	29
14.9	Governing Law	29
14.10	Notice	29
14.11	Successors	29
14.12	Spouse’s Interest	29
14.13	Validity	29
14.14	Incompetent	30
14.15	Court Order	30
14.16	Acceleration of Distribution	30
14.17	Delay in Payment	30
14.18	Prohibited Acceleration/Distribution Timing	31
14.19	Insurance	31
14.20	Aggregation of Employers	31
14.21	Aggregation of Plans	31
14.22	USERRA	32

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GMH MILITARY HOUSING MANAGEMENT LLC

NON-QUALIFIED DEFERRED COMPENSATION PLAN

Effective April 1, 2008

Purpose

The purpose of the GMH Military Housing Management LLC Non-Qualified Deferred Compensation Plan (the “Plan”) is to provide specified benefits to a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of GMH Military Housing Management LLC and its affiliates, if any, that participate in this Plan.  This Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.  This Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, as added by the American Jobs Creation Act of 2004 and the final Treasury regulations or any other authoritative guidance issued thereunder.

ARTICLE 1

Special Rules and Definitions

This Plan was spun off from the GMH Communities Trust Non-Qualified Deferred Compensation Plan (the “Prior Plan”), effective as of April 1, 2008.  As such, every Participant who participated in the Prior Plan shall have his or her entire Prior Plan Account Balance, as well as his or her Deferral Account, Company Matching Contribution Account and Company Discretionary Contribution Account history, transferred to this Plan.  In addition, every Participant’s Plan Agreement, Election Form and Beneficiary Designation Form in effect under the Prior Plan shall be carried over to, and shall remain in effect under, this Plan until amended or revoked in accordance with the terms of this Plan.  Moreover, a Participant’s credited service under the Prior Plan shall be preserved under this Plan.

For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1                                 “Account Balance” shall mean, with respect to a Participant, a credit on the records of the Company equal to the sum of (i) the Deferral Account balance, (ii) the Company Matching Contribution Account balance and (iii) the Company Discretionary Contribution Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2                                 “Annual Company Discretionary Contribution Amount” shall mean, for the Plan Year of reference, the amount determined in accordance with Section 3.6.

1.3                                 “Annual Company Matching Contribution Amount” shall mean, for the Plan Year of reference, the amount determined in accordance with Section 3.5.

1.4                                 “Annual Deferral Amount” shall mean that portion of a Participant’s Base Salary and/or Incentive Payments that a Participant elects (subject to Section 3.10) to have, and is, deferred (in accordance with Article 3) for any one Plan Year.  Base Salary and/or Incentive Payments shall be considered as part of the Annual Deferral Amount for the Plan Year in which such amounts would have been payable in the absence of the Participant’s deferral election (e.g., an election to defer any Incentive Payments otherwise payable early in 2010 for services performed from January 1, 2009 through December 31, 2009 shall be considered as part of the Participant’s 2010 Annual Deferral Amount).  In the event of a Participant’s Termination, death or other event described herein (including in Section 3.3(c)) pursuant to which a deferral election may be cancelled prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.5                                 “Base Salary” shall mean the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, Incentive Payments, nonmonetary awards, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Salary shall be calculated without regard to any reductions for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of the Employer, and therefore shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Employer.

1.6                                 “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 8, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.7                                 “Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries (which form may take the form of an electronic transmission, if required or permitted by the Committee).

1.8                                 “Board” shall mean the Board of Directors of GMH Communities TRS, Inc., the 100% owner of the Company.

1.9                                 “Claimant” shall have the meaning set forth in Section 12.1.

1.10                           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.11                           “Committee” or “Plan Committee” shall mean an Administrative Committee established pursuant to this Article 10 of this Plan or its delegate.

1.12                           “Company” shall mean GMH Military Housing Management LLC, and any successor thereto.

1.13                           “Company Discretionary Contribution Account” shall mean (i) the sum of all of the Participant’s Annual Company Discretionary Contribution Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Company Discretionary Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Discretionary Contribution Account.

1.14                           “Company Matching Contribution Account” shall mean (i) the sum of all of the Participant’s Annual Company Matching Contribution Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Company Matching Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Matching Contribution Account.

1.15                           “Deduction Limitation” shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are “subject to the Deduction Limitation” under this Plan.  If the Committee reasonably anticipates that, if any distribution hereunder were made as scheduled, the Company’s deduction with respect to that distribution would not be permitted by reason of the limitation under Code Section 162(m), then the Committee may defer that distribution, provided that all distributions that could be deferred in accordance with this Section 1.15 are so deferred, and provided further that the Committee treats payments to all similarly situated Participants on a reasonably consistent basis. Any amounts deferred pursuant to this limitation shall continue to be credited or debited with additional amounts in accordance with Section 3.9 below, even if such amount is being paid out in installments. The amounts so deferred and amounts credited or debited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) during the Participant’s first taxable year in which the Committee reasonably anticipates, or reasonably should anticipate, that if the distribution is made its deductibility will not be limited by Code Section 162(m).

1.16                           “Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.17                           “Disability” or “Disabled” shall mean a period of disability during which a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the

Employer or (iii) is determined to be totally disabled by the Social Security Administration.

1.18                         “Disability Benefit” shall mean the benefit set forth in Article 7.

1.19                         “Effective Date” shall mean the effective date of the Plan, which is April 1, 2008.

1.20                         “Election Form” shall mean the form or forms established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan (which form or forms may take the form of an electronic transmission, if required or permitted by the Committee).

1.21                         “Employee” shall mean a person who is an employee of the Employer.

1.22                         “Employer” shall mean the Company, any directly or indirectly affiliated subsidiary corporation and any other affiliate of the Company designated by the Board to participate in the Plan (now in existence or hereafter formed or acquired).

1.23                         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.24                         “401(k) Plan” shall mean the Employer’s tax-qualified 401(k) plan, as it may be amended from time to time.

1.25                         “Incentive Payments” shall mean any compensation paid to a Participant under any incentive plans or bonus arrangements of the Employer with respect to which the Committee in its discretion permits deferrals to be made hereunder, relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year.

1.26                         “Measurement Funds” shall have the meaning set forth in Section 3.9(d).

1.27                         “Members” shall mean the members (i.e., owners) of the Company, a limited liability company.

1.28                         “Participant” shall mean any Employee who is selected by the Committee to participate in the Plan, provided such Employee (i) elects to participate in the Plan, (ii) signs a Plan Agreement, an Election Form(s) and a Beneficiary Designation Form, (iii) has his or her signed Plan Agreement, Election Form(s) and Beneficiary Designation Form accepted by the Committee, (iv) commences participation in the Plan, and (v) has not had his or her Plan Agreement terminated.  A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an Account Balance under the Plan under any circumstance.

1.29                         “Performance-Based Compensation” shall mean that portion of a Participant’s Incentive Payments the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months, and which satisfies the requirements for “performance-based compensation” under Section 409A including the requirement that the performance criteria be established in writing by not later than (i) ninety (90) days after the commencement of the period of service to which the criteria relates and (ii) the date the outcome ceases to be substantially uncertain.

1.30                         “Plan” shall mean this Non-Qualified Deferred Compensation Plan, as evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.31                         “Plan Agreement” shall mean a written agreement (which may take the form of an electronic transmission, if required or permitted by the Committee), as may be amended from time to time, which is entered into by and between the Employer and a Participant.  Each Plan Agreement executed by a Participant and the Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant. In the Plan Agreement, each Participant shall acknowledge that he or she accepts all of the terms of the Plan including the discretionary authority of the Committee as set forth in Article 11.

1.32                         “Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year during which this Plan is in effect (provided that the Plan’s initial Plan Year shall be a short plan year beginning on the Effective Date and ending on December 31, 2008).

1.33                         “Pre-Termination Survivor Benefit” shall mean the benefit set forth in Article 6.

1.34                         “Section 409A” shall mean Code Section 409A and the Treasury regulations or other authoritative guidance issued thereunder.

1.35                         “Separation from Service” shall mean the Participant’s separation from service, within the meaning of Section 409A, treating as a Separation from Service an anticipated permanent reduction in the level of bona fide services to twenty percent (20%) or less of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Participant performed services for the Employer, if that is less than thirty-six (36) months.  For this purpose, upon a sale or other disposition of the assets of the Employer to an unrelated purchaser, the Employer reserves the right to the extent permitted by Section 409A to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.

1.36                         “Short-Term Payout” shall mean the payout set forth in Section 4.1.

1.37                         “Termination” “Terminate(s)” or “Terminated” shall mean Separation from Service, voluntarily or involuntarily, for any reason other than Disability or death.

1.38                         “Termination Benefit” shall mean the benefit set forth in Article 5.

1.39                         “Trust” shall mean the trust established pursuant to this Plan, as amended from time to time. The assets of the Trust shall be the property of the Employer.

1.40                         “Unforeseeable Financial Emergency” shall mean a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152(a), without regard to Code Section 152(b)(1), (b)(2) or (d)(1)(B)), (ii) a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage not otherwise covered by insurance, for example, the need to rebuild following damage caused by an event other than a natural disaster), or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant (e.g., imminent foreclosure of or eviction from the Participant’s primary residence, the need to pay for medical expenses, including non-refundable deductibles and prescription drugs, the need to pay funeral expenses of a spouse, Beneficiary or dependent), all as determined in the sole discretion of the Committee (which discretion the Committee is bound to exercise, however, within the limitations of Section 409A).

1.41                         “Yearly Installment Method” shall be a yearly installment payment over one of the installment payout alternatives selected by the Participant in accordance with this Plan, calculated as follows (subject to Section 3.10): The Account Balance of the Participant shall be calculated as of the close of business on the date of reference (or, if the date of reference is not a business day, on the immediately following business day), and shall be paid as soon as practicable thereafter. The date of reference with respect to the first yearly installment payment shall be as provided in Section 4.1, 4.2, 5.2, 6.2, 6.3 or 7.2, as applicable, and the date of reference with respect to subsequent yearly installment payments shall be the anniversary of the first (1st) installment payment.

The installment payout alternative available for election by the Participant is substantially equal annual installments of between two (2) and fifteen (15) years.

The yearly installment shall be calculated by multiplying the Account Balance (or applicable portion thereof) by a fraction, the numerator of which is one (1), and the denominator of which is the remaining number of yearly payments due the Participant.  By way of example, if the Participant elects a five (5) year Yearly Installment Method, the first payment shall be one-fifth (1/5) of the Account Balance (or applicable portion thereof), calculated as described in this definition. The following year, the payment shall be one-fourth (1/4) of the Account Balance (or applicable portion thereof), calculated as described in this definition.

1.42                         “Years of Service” shall mean the total number of full years in which a Participant has been employed by one or more Employers.  For purposes of this definition, a year of employment shall be a three hundred sixty-five (365) day period (or three hundred sixty-six (366) day period in the case of a leap year) that, for the first year of employment, commences on the Employee’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date.  Any partial year of employment shall not be counted.

ARTICLE 2

Selection/Enrollment/Eligibility

2.1                               Eligibility. Participation in the Plan shall be limited to Employees whom the Plan Committee designates, in its sole discretion, for participation, provided that Employees may not participate in the Plan unless they are members of a select group of management or highly compensated employees of the Employer, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA (which determination shall be made by the Plan Committee in its sole discretion).

2.2                               Enrollment Requirements. As a condition to participation, each selected Employee who is eligible for participation shall complete, execute and return to the Committee a Plan Agreement, an Election Form(s) and a Beneficiary Designation Form, all within thirty (30) days after he or she first becomes eligible for participation in the Plan.  In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3                               Commencement of Participation. Provided a selected Employee who is eligible for participation has met all enrollment requirements set forth in this Plan and required by the Committee, that Employee shall commence participation in the Plan immediately following the Employee’s timely completion of all enrollment requirements (or as soon as practicable thereafter as the Committee may determine).  If a selected Employee fails to meet all such requirements within the specified period required, in accordance with Section 2.2, that Employee shall not be eligible to participate in the Plan until the first day of the following Plan Year, again subject to timely delivery to and acceptance by the Committee of the required documents.

2.4                               Termination of Participation and/or Deferrals. If the Committee determines in good faith that an Employee no longer qualifies as a member of a select group of management or highly compensated employees of the Employer, the Committee shall have the right, in its sole discretion, to prevent the Participant from making future deferral elections and/or from being credited with any further Annual Company Matching Contribution Amounts or Annual Company Discretionary Contribution Amounts.

ARTICLE 3

Deferral Commitments/Company Contributions/Crediting/Taxes

3.1                                 Minimum Deferral. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Salary and/or Incentive Payments in the minimum amount of two thousand dollars ($2,000) of each such item of compensation.

Notwithstanding the foregoing, the Committee may, in its sole discretion, establish for any Plan Year different minimum amount(s). If an election is made for less than the stated minimum amount, or if no election is made, the amount deferred shall be zero (0).

3.2                               Maximum Deferral.

(a)                                  For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Salary and/or Incentive Payments up to the following maximum percentages for each deferral elected:

Deferral	Maximum Amount
Base Salary	15%
Incentive Payments	50%

(b)                                 Committee’s Discretion.  Notwithstanding the foregoing, (i) the Committee may, in its sole discretion, establish for any Plan Year maximum percentages which differ from those set forth above, and (ii) if a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount with respect to Annual Base Salary and/or Incentive Payments shall be limited to the percentage of such compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form(s) to the Committee for acceptance.

3.3                               Election to Defer/Effect of Election Form.

(a)                                  Timing of Election.  Except as provided below, a Participant shall make a deferral election with respect to Base Salary and/or Incentive Payments, as applicable, to be earned for services performed during an upcoming twelve (12) month Plan Year.  Such election must be made during such period as shall be established by the Committee which ends no later than the last day of the Plan Year preceding the Plan Year in which the services giving rise to the Base Salary and/or Incentive Payments, as applicable, to be deferred are to be performed.  For these purposes, Base Salary payable after the last day of the Plan Year for services performed during the final payroll period containing the last day of the Plan Year shall be treated as Base Salary for services performed in the subsequent Plan Year.

Notwithstanding the preceding, if and to the extent permitted by the Committee, the Participant may make an election to defer that portion of his or her Incentive Payments which constitutes Performance-Based Compensation no later than six (6) months prior to the last day of the period over which the services giving rise to the Incentive Payments are performed, provided that the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date of the deferral election, and provided further that in no event may such deferral election be made pursuant to this paragraph with respect to any portion of the Performance-Based

Compensation that has become reasonably ascertainable prior to the making of the deferral election, within the meaning of Section 409A.

In addition, notwithstanding the preceding, but subject to Section 14.21, in the case of the first Plan Year in which an Employee first becomes eligible to become a Participant (or again becomes eligible after having been ineligible for at least twenty four (24) months), if and to the extent permitted by the Committee, the individual may make an election no later than thirty (30) days after the date he or she becomes eligible to become a Participant to defer Base Salary and/or Incentive Payments (as applicable) for services to be performed after the election.  For this purpose, an election will be deemed to apply to Incentive Payments for services performed after the election if the election applies to no more than an amount equal to the total Incentive Payments for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

(b)                                 Manner of Election.  For any Plan Year (or portion thereof), a deferral election for amount(s) earned during that Plan Year (or portion thereof), and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering to the Committee, in accordance with its rules and procedures, by the deadline(s) set forth above, an Election Form, along with such other elections as the Committee deems necessary or desirable under the Plan.  Deferral elections shall be in whole percentage amounts.  For these elections to be valid, the Election Form(s) must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above) and accepted by the Committee. If no such Election Form(s) is timely delivered for a Plan Year (or portion thereof), the Annual Deferral Amount shall be zero (0) for that Plan Year (or portion thereof).

(c)                                  Change in Election.  Once a Plan Year has commenced, a Participant may not elect to change his or her deferral election that is in effect for that Plan Year, except if and to the extent permitted by the Committee and made in accordance with the provisions of Section 409A specifically relating to a change and/or revocation of deferral elections (such as, for example, to cancel a deferral election upon the Participant’s disability (as defined in Section 1.409A-3(j)(4)(xii) of the Treasury Regulations), or, as provided in Section 1.409A-3(j)(4) of the Treasury regulations, following an Unforeseeable Financial Emergency or a hardship distribution pursuant to Section 1.401(k)-1(d)(3) of the Treasury regulations).

3.4                               Withholding of Annual Deferral Amounts. For each Plan Year, the Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Salary. The Incentive Payments portion of the Annual Deferral Amount shall be withheld at the time the Incentive Payments are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

3.5                               Annual Company Matching Contribution Amount. For each Plan Year during which a Participant (i) defers into the 401(k) Plan the maximum elective deferrals permissible under Section 402(g) of the Code or the maximum elective deferrals permitted under the terms of the 401(k) Plan; and (ii) satisfies the following sentence, the Company shall credit such Participant with an Annual Company Matching Contribution Amount equal to twenty-five percent (25%) of the first two percent (2%) of the Participant’s Base Salary and Incentive Payment deferrals, plus twenty-five percent (25%) of three percent (3%) of the Participant’s Base Salary and Incentive Payments that are deferred, for the Plan Year; provided that, if the Participant’s total Base Salary and Incentive Payments for the Plan Year exceeds the compensation limit under Code Section 401(a)(17) in effect for the Plan Year, any deferrals above that excess amount shall not be taken into account. The Annual Company Matching Contribution Amount credit for a given Plan Year, if any, shall be credited as soon as practicable following the last day of the Plan Year.

3.6                               Annual Company Discretionary Contribution Amount. For each Plan Year, the Committee, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Discretionary Contribution Account under this Plan, which amount shall be for that Participant the Annual Company Discretionary Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive an Annual Company Discretionary Contribution Amount for that Plan Year. The Annual Company Discretionary Contribution Amount for each Plan Year, if any, shall be credited at such time(s) as determined by the Committee, in its discretion.

3.7                                 Investment of Trust Assets. The trustee of the Trust shall be authorized, upon written instructions received from the Committee or investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the applicable Trust agreement, including the reinvestment of the proceeds in one or more investment vehicles designated by the Committee.

3.8                               Vesting.

(a)                                  Deferral Account and Company Matching Contribution Account. A Participant shall at all times be 100% vested in his or her Deferral Account and, subject to Section 3.5, in his or her Company Matching Contribution Account.

(b)                                 Company Discretionary Contribution Account. A Participant shall become vested in his or her Company Discretionary Contribution Account pursuant to a vesting schedule, if any, approved and documented by the Committee at the time the Annual Company Discretionary Contribution Amount is credited to the Participant’s Company Discretionary Contribution Account for the Plan Year; provided, however, if a Participant dies or becomes Disabled before he or she experiences a Termination, his or her Company Discretionary Contribution Account shall immediately become one hundred percent (100%) vested (if it is not already vested in accordance with a vesting schedule).

3.9                               Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)                                  Sub-Accounts. Separate sub-accounts shall be established and maintained with respect to each Participant’s Account Balance (together, the “Sub-Accounts”), each attributable to the portion of the Participant’s Account Balance representing the same type of credited deferral or contribution.  That is, for each Plan Year, if and as applicable, one Sub-Account shall be attributable to the portion of the Participant’s Account Balance which represents Base Salary deferrals, another attributable to the portion of the Participant’s Account Balance which represents Incentive Payment deferrals and another attributable to the portion of the Participant’s Account Balance which represents Annual Company Discretionary Contribution Amounts and Annual Company Matching Contribution Amounts.

(b)                                 Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.3(a) above, shall elect, on the Election Form(s), one or more Measurement Funds to be used to determine the additional amounts to be credited or debited to each of his or her Sub-Accounts for the first business day of the Plan Year, continuing thereafter unless changed in accordance with the next sentence. Commencing with the first business day of the Plan Year, and continuing thereafter for the remainder of the Plan Year (unless the Participant ceases during the Plan Year to participate in the Plan), the Participant may (but is not required to) elect daily, by submitting an Election Form(s) to the Committee that is accepted by the Committee (which submission may take the form of an electronic transmission, if required or permitted by the Committee), to add or delete one or more Measurement Funds to be used to determine the additional amounts to be credited or debited to each of his or her Sub-Accounts, or to change the portion of each of his or her Sub-Accounts allocated to each previously or newly elected Measurement Funds. If an election is made in accordance with the previous sentence, it shall apply to the next business day and continue thereafter for the remainder of the Plan Year (unless the Participant ceases during the Plan Year to participate in the Plan), unless changed in accordance with the previous sentence.

(c)                                  Proportionate Allocation. In making any election described in Section 3.9(b) above, the Participant shall specify on the Election Form(s), in whole percentage points, the percentage of each of his or her Sub-Account(s) to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance).

(d)                                 Measurement Funds. The Participant may elect one or more of the Measurement Funds set forth on Schedule A (the “Measurement Funds”), for the purpose of crediting or debiting additional amounts to his or her Account Balance.  The Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first business day that follows by thirty (30) days the day on which the Committee gives Participants advance written notice of such change.  If the Committee receives an initial or revised Measurement Funds election which it deems to be incomplete, unclear or improper, the Participant’s Measurement Funds election then in effect shall remain in effect (or, in the case of a deficiency in an initial Measurement Funds election, the Participant shall be deemed to have filed no deemed investment direction).  If the Committee possesses (or is deemed to possess as provided in the previous sentence) at any time directions as to Measurement Funds of less than all of the Participant’s Account Balance, the Participant shall be deemed to have directed that the undesignated portion of the Account Balance be deemed to be invested in a money market, fixed income or similar Measurement Fund made available under the Plan as determined by the Committee in its discretion.  Each Participant hereunder, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Committee, the Employer and the Company, and their agents and representatives, from any losses or damages of any kind relating to (i) the Measurement Funds made available hereunder and (ii) any discrepancy between the credits and debits to the Participant’s Account Balance based on the performance of the Measurement Funds and what the credits and debits otherwise might be in the case of an actual investment in the Measurement Funds.

(e)                                  Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its sole discretion, based on the performance of the Measurement Funds themselves.  A Participant’s Account Balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, or as otherwise determined by the Committee in its sole discretion, as though (i) a Participant’s Account Balance were invested in the Measurement Funds selected by the Participant, in the percentages elected by the Participant as of such date, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred was invested in the Measurement Funds selected by the Participant, in the percentages elected by the Participant, no later than the close of business on the third (3rd) business day after the day on which such amounts are actually deferred from the Participant’s Base Salary or Incentive Payments, as applicable, at the closing price on such date; (iii) any Annual Company Matching Contribution Amounts and/or Annual Company Discretionary Contribution Amounts credited to a Participant’s Account Balance were invested in the Measurement Fund(s) selected by the Participant, in the percentages elected by the Participant, as soon as administratively practicable following the date such amount(s) were credited to the Participant’s Account Balance; and (iv) any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in the Measurement Funds, in the percentages applicable to such calendar day, no earlier than three (3) business days prior to the distribution, at the closing price on such date.

(f)                                    No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Employer or the trustee (as that term is defined in the Trust), in its sole discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves.  Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Employer or the Trust; the Participant shall at all times remain an unsecured general creditor of the Employer.

(g)                                 Beneficiary Elections. Each reference in this Section 3.9 to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary.

3.10                         Payroll Reductions and Taxes.

(a)                                  Annual Deferral Amounts. For each Plan Year in which a Participant’s Base Salary and/or Incentive Payments is being deferred hereunder, the Employer shall withhold from that portion of the Participant’s Base Salary and/or Incentive Payments that is not being deferred, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with applicable tax withholding requirements.  In addition, the Committee may reduce the Annual Deferral Amount as permitted by Section 409A to the extent necessary to make certain other payroll reductions elected by the Participant or required under any other benefit plan of the Employer (e.g., reductions for contributions to a cafeteria plan (as defined in Code Section 125(d)).

(b)                                 Annual Company Matching Contribution Amounts. When a Participant is credited with Annual Company Matching Contribution Amounts, the Employer shall have the discretion to withhold from the Participant’s Base Salary and/or Incentive Payments that is not deferred (or from any other compensation payable to the Participant), in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes.  If necessary, the Committee may reduce the Participant’s Annual Company Matching Contribution Amounts in order to comply with this Section 3.10.

(c)                                  Annual Company Discretionary Contribution Amounts. When a Participant becomes vested in his or her Company Discretionary Contribution Account, the Employer may withhold from the Participant’s Base Salary and/or Incentive Payments that is not deferred (or from any other compensation payable to the Participant), in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes.  If necessary, the Committee may reduce the vested portion of the Participant’s Company Discretionary Contribution Account in order to comply with this Section 3.10.

3.11                         Distributions. Notwithstanding anything herein to the contrary, any payments made to a Participant under this Plan shall be in cash form, and the Employer or the trustee of the Trust shall withhold from any payments made to a Participant under this Plan all Federal, state and local income, and other taxes required to be withheld by the Employer or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the reasonable discretion of the Employer. Any payment made to a Participant under this Plan shall be made on or as soon as practicable after the payment date or event specified herein; provided, however, such payment shall not be made later than the later of (i) the last day of the calendar year in which the payment date or event occurs, or, if later, the fifteenth (15th) day of the third (3rd) calendar month following the date of the payment date or event, or (ii) the last day of such other, extended period as the IRS may prescribe, such as in the case of disputed payments or refusals to pay, provided the conditions of such extension have been satisfied. If a Participant who experiences a Separation from Service is rehired, his or her distributions hereunder may not be suspended until his or her subsequent Separation from Service.

ARTICLE 4

Short-Term Payout/Unforeseeable Financial Emergencies

4.1                               Short-Term Payout of Annual Deferral Amounts. At the same time that a Participant elects to defer his or her Base Salary and/or Incentive Payments for a given Plan Year, the Participant may elect to receive a future “Short-Term Payout” from the Plan of the portion of the Participant’s Account Balance attributable to that deferral.  Subject to such requirements as may be imposed by the Committee, a Participant may make a separate Short-Term Payout election in respect of each Base Salary and Incentive Payment deferral election that he or she makes.  The Participant’s Short-Term Payout election must be made by the deadline(s) set forth in Section 3.3(a) for making a deferral election in respect of the Base Salary and/or Incentive Payments to which it relates, and is irrevocable after that deadline has passed. Subject to the Deduction Limitation and to Section 3.11, the Participant may elect to receive the Short-Term Payout in a lump sum or pursuant to one of the Yearly Installment Methods, in an amount that is equal to the applicable Base Salary or Incentive Payment deferral amount and amounts credited or debited thereto in the manner provided in Section 3.9 above, determined at the time that the Short-Term Payout becomes payable.  Subject to the other terms and conditions of this Plan, each Short-Term Payout elected shall be paid out, or shall commence if applicable, during the January of any Plan Year designated by the Participant that is at least two (2) Plan Years after the Plan Year of the Base Salary and/or Incentive Payment deferrals, as specifically elected by the Participant. By way of example, if a two (2) year Short-Term Payout is elected for Base Salary that is deferred in the 2009 Plan Year (pursuant to a deferral election made by the Participant in December 2008), the two (2) year Short-Term Payout would become payable during January of 2012. Any amounts credited to the Participant’s Company Matching Contribution Account or Company

Discretionary Contribution Account shall not be eligible for a Short-Term Payout under the Plan.

4.2                               Short-Term Payout Deferral Elections. Notwithstanding the preceding Section 4.1 or any other provision of this Plan that may be construed to the contrary, a Participant who is in active service with the Employer may, with respect to each Short-Term Payout, on an Election Form, make one (1) or more additional deferral elections (a “Subsequent Election”) to defer payment of all or a portion of such Short-Term Payout to a Plan Year subsequent to the Plan Year originally (or subsequently) elected; provided, however, any such Subsequent Election will be null and void unless accepted by the Committee no later than one (1) year prior to the first day of the Plan Year in which, but for the Subsequent Election, such Short-Term Payout would be paid, and such Subsequent Election provides for a deferral of at least five (5) Plan Years following the Plan Year in which the Short-Term Payout, but for the Subsequent Election, would be paid.

Notwithstanding anything above or elsewhere in the Plan to the contrary, no change submitted on an Election Form shall be accepted by the Committee if the change accelerates the time over which distributions shall be made to the Participant (except as otherwise permitted under Section 409A) and the Committee shall deny any change made to an election if the Committee determines that the change violates the requirement under Section 409A that the first payment with respect to which such election is made be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made.  For these purposes, installment payments shall be treated as a single payment, with the result that an election to change from installments to a lump sum will require that the lump sum be postponed until a date which is at least five (5) years from the scheduled payment date of the first installment.

4.3                               Other Benefits Take Precedence Over Short-Term Payout. Should an event occur that triggers a benefit under Article 5, 6, 7, or 9 prior to the commencement of payment of amounts subject to a Short-Term Payout election under Section 4.1 (as extended pursuant to Section 4.2), then any amounts that are subject to such Short-Term Payout election shall not be paid in accordance with Sections 4.1 or 4.2 but shall be paid in accordance with the other applicable Article.

4.4                               Withdrawal Payout/Termination of Deferral Election for Unforeseeable Financial Emergencies. If a Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to (i) halt any deferrals required to be made by the Participant and (ii) receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant’s vested Account Balance, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payouts, after taking into account the extent to which the Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship) or by termination of deferrals hereunder.  If, subject to the sole discretion of the Committee (which discretion the Committee is bound to exercise, however, within the limitations of Section 409A), the petition for a termination of deferrals and payout is approved, cessation shall take effect upon the date of approval and any payout shall be made within sixty (60) days of the date of approval. The payment of any amount under this Section 4.4 shall be subject to Section 3.11, but shall not be subject to the Deduction Limitation.

ARTICLE 5

Termination Benefit

5.1                               Termination Benefit. Subject to the Deduction Limitation and to Section 3.11, a Participant who Terminates shall receive, as a Termination Benefit, his or her vested Account Balance (or applicable portion thereof).

5.2                               Payment of Termination Benefit. At the same time that a Participant elects to defer his or her Base Salary and/or Incentive Payments for a given Plan Year, the Participant may elect to receive, in a lump sum or pursuant to one of the available Yearly Installment Methods, that portion of his or her Termination Benefit attributable to that deferral, and at the same time that a Participant elects to defer his or her Base Salary for a Plan Year, the Participant may elect to receive that portion of his or her Termination Benefit attributable to that Plan Year’s Annual Company Matching Contribution Amount and Annual Company Discretionary Contribution Amount. Subject to such requirements as may be imposed by the Committee, a Participant may make a separate Termination Benefit distribution election in respect of each Base Salary deferral election that he or she makes, each Incentive Payment deferral election that he or she makes and each Plan Year’s combined Annual Company Matching Contribution Amount and Annual Company Discretionary Contribution Amount. The Participant’s Termination Benefit distribution election must be made by the deadline(s) set forth in Section 3.3(a) for making a deferral election in respect of the Base Salary and/or Incentive Payments for the Plan Year, and is irrevocable after that deadline has passed. The lump sum payment shall be made, or installments shall commence, as follows.  If you Terminate during January through June of any Plan Year, your Termination Benefit will be paid (and/or will commence) in January of the following Plan Year.  If you Terminate during July through December, your Termination Benefit will be paid (and/or commence) in July of the following Plan Year.

The Participant may change his or her election to an allowable alternative form of payout by submitting a new Election Form to the Committee, provided that any such Election Form is submitted at least one (1) year prior to the distribution date then in effect and provides for a distribution (or commencement of distributions) date which is at least five (5) years from the distribution date then in effect. Subject to the foregoing, the Election Form most recently accepted by the Committee shall govern the payout of the Termination Benefit with respect to the portion of the Participant’s Account Balance to which it pertains.

Notwithstanding anything above or elsewhere in the Plan to the contrary, no change submitted on an Election Form shall be accepted by the Committee if the change accelerates the time over which distributions shall be made to the Participant (except as otherwise permitted under Section 409A) and the Committee shall deny any change made to an election if the Committee determines that the change violates the requirement under Section 409A that the first payment with respect to which such election is made be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made.  For these purposes, installment payments shall be treated as a single payment, with the result that an election to change from installments to a lump sum will require that the lump sum be postponed until a date which is at least five (5) years from the scheduled payment date of the first installment.

If the Participant does not make any election with respect to the payment of any portion of the Termination Benefit, then such portion shall be paid in a lump sum as follows. If you Terminate during January through June of any Plan Year, such portion will be paid in January of the following Plan Year, and if you Terminate during July through December, such portion will be paid in July of the following Plan Year.

ARTICLE 6

Survivor Benefit

6.1                               Pre-Termination Survivor Benefit. The Participant’s Beneficiary shall receive a Pre-Termination Survivor Benefit equal to the Participant’s entire Account Balance if the Participant dies before he or she experiences a Termination or Disability.

6.2                               Payment of Pre-Termination Survivor Benefit. The Pre-Termination Survivor Benefit shall be paid to the Participant’s Beneficiary in a lump sum and/or in installments in accordance with Section 5.2, provided that payment shall be made (or shall commence, if appropriate) as soon as practicable following the date on which the Committee receives proof that is satisfactory to the Committee of the Participant’s death (rather than during the July or January of the following Plan Year).  Any payment made hereunder shall be subject to Section 3.11, but shall not be subject to the Deduction Limitation.

6.3                               Death Prior to Completion of Short-Term Payout, Termination Benefit or Disability Benefit.  If a Participant dies after his or her Termination, Disability or elected Short-Term Payout date, and after the Termination Benefit, Disability Benefit or Short-Term Payout has commenced but before it is paid in full, the Participant’s unpaid Termination Benefit, Disability Benefit or Short-Term Payout shall continue and shall be paid to the Participant’s Beneficiary over the remaining number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived.  If the Termination Benefit, Disability Benefit or Short-Term Payout has not yet commenced, then the Termination Benefit or Disability Benefit shall be paid in a lump sum and/or in installments in accordance with Section 5.2, provided that payment shall be made (or shall commence, if appropriate) as soon as practicable following the date on which the Committee receives satisfactory proof of the Participant’s death (rather than during the July or January of the following Plan Year), and the Short-Term Payout shall be governed by Section 4.3. Any payment made hereunder shall be subject to Section 3.11, but shall not be subject to the Deduction Limitation.

ARTICLE 7

Disability Benefit

7.1                                 Disability Benefit. A Participant shall receive a Disability Benefit equal to the Participant’s entire Account Balance if the Participant becomes Disabled prior to his or her Termination or death.

7.2                                 Payment of Disability Benefit. The Disability Benefit shall be paid in a lump sum and/or in installments in accordance with Section 5.2, provided that payment shall be made (or shall commence, if appropriate) as soon as practicable following the date on which the Participant is determined by the Committee to be suffering from a Disability (rather than during the July or January of the following Plan Year).  Any payment made hereunder shall be subject to Section 3.11, but shall not be subject to the Deduction Limitation.

ARTICLE 8

Beneficiary Designation

8.1                                 Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of the Employer in which the Participant participates.

8.2                                 Beneficiary Designation/Change. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled.  The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

8.3                                 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

8.4                                 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 8.1, 8.2 and 8.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse, or, if the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

8.5                                 Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

8.6                                 Discharge of Obligations. The payment of benefits under the Plan to a person believed in good faith by the Committee to be a valid Beneficiary shall fully and completely discharge the Employer and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.  Neither the Committee nor the Employer shall be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such person’s last known address. If the Committee notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Committee within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Committee, the Committee may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Committee determines.  If the location of none of the foregoing persons can be determined, the Committee shall have the right to direct that the amount payable shall be deemed to be a forfeiture, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Employer if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat and/or unclaimed property laws pursuant to applicable law, neither the Committee nor the Employer shall be liable to any person for any payment made in accordance with such law.

ARTICLE 9

Termination/Amendment/Modification

9.1                                 Termination. Although the Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Employer reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees, by action of its board of directors or appropriate committee thereof.  Upon a termination of the Plan in accordance with the requirements, restrictions and limitations of Section 1.409A-3(j)(4)(ix) of the Treasury regulations, the Plan Agreements of the affected Participants shall terminate and their vested Account Balances, determined as if they had experienced a Termination on the date of Plan termination, and paid to the Participants in accordance with their distribution elections in effect at the time of the Plan termination (but not to commence before or end after any distribution period required by Section 409A).  If, due to the circumstances surrounding the Plan termination, a distribution of a Participant’s Account Balance upon Plan termination is not permitted by Section 409A, the payment of the Account Balance shall be made only after Plan benefits otherwise become due hereunder. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.

Without limiting the generality of the foregoing, the Employer specifically reserves the right to terminate and liquidate the Plan with respect to all of its participating Employees, in its discretion and by action of the its board of directors or appropriate committee thereof, within the thirty (30) days preceding or the twelve (12) months following a “change in control event” (as defined in Section 409A); provided, however, that such termination and liquidation must be irrevocable and shall be permitted only if all arrangements sponsored by the Employer that are required to be aggregated with the Plan pursuant to Section 14.21 are also irrevocably terminated and liquidated with respect to each Participant therein who is employed by the Employer that has experienced the change in control event, so that the Employees participating under the Plan and all Participants under those other arrangements who are employed by the Employer that have experienced the change in control event are required to receive all amounts of compensation deferred under the terminated and liquidated arrangements within twelve (12) months of the date the Employer takes irrevocable action to terminate and liquidate the arrangements.

9.2                                 Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by the action of the Board or its delegate; provided, however, that no amendment or modification shall be effective to decrease or restrict the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination as of the effective date of the amendment or modification. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

9.3                                 Plan Agreement. Despite the provisions of Sections 9.1 and 9.2 above, if a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Company may only amend or terminate such provisions with the consent of the Participant.

9.4                                 Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, 6, 7, or 9 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant’s Plan Agreement shall terminate.

9.5                                 Amendment to Ensure Proper Characterization of the Plan. Notwithstanding the previous Sections of this Article, the Plan may be amended at any time, retroactively if required, if found necessary, in the opinion of the Company, in order to ensure that the Plan is characterized as a non-tax-qualified “top hat” plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under ERISA Sections 201(2), 301(a)(3) and 401(a)(1), to conform the Plan to the provisions to Section 409A and to ensure that amounts under the Plan are not considered to be taxed to a Participant under the Federal income tax laws prior to the

Participant’s receipt of the amounts or to conform the Plan and the Trust to the provisions and requirements of any applicable law (including ERISA and the Code).

ARTICLE 10

Administration

10.1                           Establishment of Committee. The Company shall establish an Administrative Committee to administer the Plan in the manner described below.  The initial members of the Committee shall be appointed by the Board.  The Board or the Members may fill any vacancies on the Committee at any time. The Committee may, but need not, adopt its own rules of operation that are not inconsistent with the provisions of this Plan.

This Plan shall be administered by the Committee or its delegate.  The Committee shall have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving as a member of the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself.  When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Employer.

Any of the duties and responsibilities of the Committee under the Plan, including, but not limited to those listed below, may be performed by appropriate management personnel designated by the Committee to perform such duties and responsibilities, except that any decision, interpretation, calculation or other action which would materially increase the Employer’s liability and/or costs associated with the Plan must be approved by the Committee:

(a)                                  the appropriate management personnel may administer the claims procedure requirements of the Plan set forth in Article 12;

(b)                                 the appropriate management personnel may change service providers used in connection with the Plan;

(c)                                  the appropriate management personnel may allocate expenses associated with the Plan’s administration among Participants’ Account Balances;

(d)                                 the appropriate management personnel may change the Measurement Funds available under the Plan.

10.2                           Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as they see fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Employer.

10.3                           Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

10.4                           Indemnity of Committee. The Employer shall indemnify and hold harmless the members of the Committee, and any individuals to whom the duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members or any such individuals.  This indemnification shall be in addition to, and not in limitation of, any other indemnification protections of the Committee.

10.5                     Employer Information. To enable the Committee to perform its functions, the Employer shall supply full and timely information to the Committee on all matters relating to the compensation of the Participants, the date and circumstances of the Disability, death or Termination of the Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE 11

Other Benefits and Agreements

11.1                           Coordination with Other Benefits. The benefits provided for a Participant or a Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for Employees of the Employer.  The Plan shall supplement and shall not supersede, modify or amend any other plan or program except as may otherwise be expressly provided.

ARTICLE 12

Claims Procedures

12.1                           Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

12.2                           Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a)                                  that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)                                 that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)                                     the specific reason(s) for the denial of the claim, or any part of it;

(ii)                                  specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)                               a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)                              an explanation of the claim review procedure set forth in Section 12.3 below.

12.3                           Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  Thereafter, but not later than thirty (30) days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a)                                  may review pertinent documents;

(b)                                 may submit written comments or other documents; and/or

(c)                                  may request a hearing, which the Committee, in its sole discretion, may grant.

12.4                           Decision on Review. The Committee shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within one hundred twenty (120) days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)                                  specific reasons for the decision;

(b)                                 specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)                                  such other matters as the Committee deems relevant.

12.5                           Claims and Review Procedure for Disability Claims Filed under the Plan. Notwithstanding the foregoing or anything herein that suggests otherwise, until modified by the Committee, the claims and review procedure set forth in this Section shall be the mandatory claims and review procedure for the resolution of disputes and disposition of claims made by Participants that require a determination under the Plan of the Participant’s Disability status, but only if and to the extent that such claims require an independent determination by the Committee that the Participant is or is not suffering from a Disability, within the meaning of Section 1.17.  If the Committee’s determination is based entirely on a Disability determination made by another party, such as the Social Security Administration, the Participant’s claim shall not be treated as a Disability claim for purposes of the special provisions of this Article that apply to claims for which an independent determination of Disability is required.

(a)                                  Initial Disability Claim. An individual may, subject to any applicable deadline, file with the Committee a written claim that requires a determination by the Committee of a Participant’s Disability in a form and manner prescribed by the Committee.

(i)                                     If the Disability claim is denied in whole or in part, the Committee shall notify the Claimant of the adverse benefit determination within forty-five (45) days after receipt of the Disability claim.

(ii)                                  The forty-five (45) day period for making the determination may be extended for thirty (30) days, if the Committee determines that an extension is necessary due to reasons beyond the control of the Committee and notifies the Claimant of the extension prior to the expiration of the initial forty-five (45) day period.  The thirty (30) day extension period can be further extended by another thirty (30) days (for a total of a sixty (60) day extension) if notice is provided to the Claimant within the first thirty (30) day extension period.

(iii)                               In the event that a period of time is extended due to a Claimant’s failure to submit information necessary to decide a Disability claim, the Claimant shall have forty-five (45) days within which to provide the necessary information and the period for making the claim determination shall be tolled from the date on which the notification of extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information or, if earlier, the expiration of forty-five (45) days.

(iv)                              Any notice of extension shall specifically explain:

(A)                              the circumstances requiring the extension of time;

(B)                                the date by which a claim determination is expected to be made;

(C)                                the standards on which entitlement to a benefit is based;

(D)                               the unresolved issues that prevent a decision on the Disability claim; and

(E)                                 the additional information needed to resolve those issues.

(b)                                 Notice of Initial Adverse Determination. A notice of an adverse determination for a Disability claim shall set forth in a manner calculated to be understood by the Claimant:

(i)                           the specific reasons for the adverse determination;

(ii)                        references to the specific provisions of the Plan documents (or other applicable writings) on which the adverse determination is based;

(iii)                     a description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary;

(iv)                    a description of the claims review procedure, and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review;

(v)                       if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the Claimant upon request; and

(vi)                    if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

(c)                                  Request for Review. Within one-hundred and eighty (180) days after receipt of an initial adverse benefit determination notice for a Disability claim, the Claimant may file with the Committee a written request for review of the adverse determination and may, in connection therewith, submit written comments, documents, records and other information relating to the claim. Any request for review not filed within one-hundred and eighty (180) days after receipt of an initial adverse determination notice shall be untimely.

(d)                                 Disability Claim on Review. If the Disability claim, upon review, is denied in whole or in part, the Committee shall notify the Claimant of the adverse benefit determination within forty-five (45) days after receipt of the request for review.

(i)                                     The forty-five (45) day period for deciding the Disability claim on review may be extended for forty-five (45) days if the Committee determines that special circumstances require an extension of time for the Disability claim determination on review, provided that the Committee notifies the Claimant, prior to the expiration of the initial forty-five (45) day period, of the special circumstances requiring an extension and the date by which a Disability claim determination is expected to be made.

(ii)                                  In the event that a period of time is extended due to a Claimant’s failure to submit information necessary to decide a Disability claim, the Claimant shall have forty-five (45) days within which to provide the necessary information and the period for making the benefit determination shall be tolled from the date on which the notification of extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information or, if earlier, the expiration of forty-five (45) days.

(iii)                               The Committee’s review of a denied Disability claim shall:

(A)                    take into account all comments, documents, records, and other information submitted by the Claimant relating to the Disability claim, without regard to whether such information was submitted or considered in the initial benefit determination;

(B)                      not afford deference to the initial adverse benefit determination;

(C)                      be conducted by a decision maker(s) who is neither the decision maker(s) who made the initial adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual(s);

(D)                     if the adverse benefit determination is based in whole or in part on a medical judgment, consult with a health care professional who has the appropriate training and experience in the field of medicine involved in the medical judgment (such health care professional shall be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is subject of the appeal, nor the subordinate of any such individual); and

(E)                       provide for the identification of the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination.

(e)                                  Notice of Adverse Determination for Disability Claim on Review. A notice of an adverse determination for a Disability claim on review shall set forth in a manner calculated to be understood by the Claimant:

(i)                           the specific reasons for denial of the Disability claim;

(ii)                        the specific references to the pertinent provisions of the Plan document (or other applicable writing) on which the denial is based;

(iii)                     a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim;

(iv)                              a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain information about such procedures;

(v)                                 a statement of the Claimant’s right to bring an action under ERISA Section 502(a);

(vi)                              if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the Claimant upon request;

(vii)                           if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

(viii)                       the following statement: “You and your plan may have other voluntary alternative dispute resolutions options, such as mediation.  One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

12.6                           Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 12 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 13

Trust

13.1                           Establishment of the Trust. The Employer has established the Trust, and the Employer intends, but is not required, to transfer over to the Trust at least annually such assets as the Employer determines, in its sole discretion, are necessary to provide for its respective future liabilities created with respect to the Annual Deferral Amounts, Annual Company Matching Contribution Amounts and Annual Company Discretionary Contribution Amounts for the Participants.

13.2                           Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employer and the creditors of the Employer to the assets transferred to the Trust. The Employer shall at all times remain liable to carry out its obligations under the Plan.

13.3                           Distributions from the Trust. The Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall satisfy the Employer’s obligations under this Plan.

ARTICLE 14

Miscellaneous

14.1                           Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

14.2                           Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer. For purposes of the payment of benefits under this Plan, any and all of the Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer.  The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

14.3                           Employer’s Liability. The Employer’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. The Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

14.4                           Nonassignability. Subject to Section 3.11, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable.  Subject to Section 14.15, no part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

14.5                           Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between by the Participant and the Employer. Such employment is hereby acknowledged, subject to applicable state law, to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give any Participant the right to be retained in the service of the Employer, or to interfere with the right of the Employer to discipline or discharge the Participant at any time.

14.6                           Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including, but not limited to, taking such physical examinations as the Committee may deem necessary.

14.7                           Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

14.8                           Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

14.9                           Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Delaware without regard to its conflicts of laws principles.

14.10                     Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Benefits Manager

GMH Military Housing Management LLC

10 Campus Boulevard

Newtown Square, PA  19073

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

14.11                     Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

14.12                     Spouse’s Interest.  The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

14.13                     Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein; except to the extent that Section 409A requires that this Section 14.13 be disregarded because it purports to nullify Plan terms that are not in compliance with Section 409A.

14.14                     Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.  The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

14.15                     Court Order. The Committee is authorized to make any payments otherwise distributable hereunder as directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion but solely if and to the extent permitted by Section 409A, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.

14.16                     Acceleration of Distribution. The Employer may, in its sole discretion (without any direct or indirect election on the part of any Participant), accelerate the date of distribution or commencement of distributions hereunder, or accelerate installment payments by paying the vested Account Balance in a lump sum or pursuant to a Yearly Installment Method using fewer years, to the extent permitted under Section 409A (such as, for example, as provided in Section 1.409A-3(j)(4) of the Treasury regulations, to comply with domestic relations orders or certain conflict of interest rules, to pay employment taxes, to make a lump sum cashout of certain de minimus amounts that are less than the applicable dollar amount under Code Section 402(g)(1)(B), or to make payments upon income inclusion under Section 409A).

If the Trust terminates in accordance with the provisions of the Trust and benefits are distributed from the Trust to a Participant in accordance with such provisions, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.

14.17                     Delay in Payment. If the Committee reasonably anticipates that any payment scheduled to be made hereunder would violate securities laws (or other applicable laws) or jeopardize the ability of the Employer to continue as a going concern if paid as scheduled, then the Committee may defer that payment, provided the Employer treats payments to all similarly situated Participants on a reasonably consistent basis. In addition, the Employer may, in its discretion, delay a payment upon such other events and conditions as the IRS may prescribe, provided the Employer treats payments to all similarly situated Participants on a reasonably consistent basis. Any amounts deferred pursuant to this Section shall continue to be credited or debited with additional amounts in accordance with Section 3.9 above, even if such amount is being paid out in installments.  The amounts so deferred and amounts credited or debited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date on which the Committee reasonably anticipates that such violation or material harm would be avoided or as otherwise prescribed by the IRS.

14.18                     Prohibited Acceleration/Distribution Timing. This Section shall take precedence over any other provision of the Plan or this Article 14 to the contrary.  If the timing of any distribution election would result in any tax or other penalty (other than ordinarily payable Federal, state or local income or payroll taxes), which tax or penalty can be avoided by payment of the distribution at a later time, then the distribution shall be made (or commence, as the case may be) on (or as soon as practicable after) the first date on which such distributions can be made (or commence) without such tax or penalty; except to the extent that Section 409A requires that this Section 14.18 be disregarded because it purports to nullify Plan terms that are not in compliance with Section 409A.

14.19                     Insurance.  The Employer, on its own behalf or on behalf of the trustee of the Trust, and, in its sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Employer or the Trust it may choose. The Employer or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance.  The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employer and in order to satisfy the notice and consent requirements of Code Section 101(j)(4) or any applicable State insurance law requirements, shall supply such information and execute such documents as may be required by the Employer or the insurance company or companies to whom the Employer has applied for insurance.

14.20                     Aggregation of Employers.  If the Employer is a member of a controlled group of corporations or a group of trades or business under common control (as described in Code Section 414(b) or (c), but substituting a fifty percent (50%) ownership level for the eighty percent (80%) level set forth in those Code Sections), all members of the group shall be treated as a single Employer for purposes of whether there has occurred a Separation from Service and for any other purposes under the Plan as Section 409A shall require.  For purposes of Section 9.1, in the case of a change in control event, the entities to be treated as a single Employer shall be determined immediately following the change in control event.

14.21                     Aggregation of Plans.  If the Employer offers other account balance deferred compensation plans in addition to the Plan, those plans together with the Plan shall be treated as a single plan to the extent required under Section 409A for purposes of determining whether an Employee may make a deferral election pursuant to Section 3.3(a) within thirty (30) days of becoming eligible to participate in the Plan, for purposes of cashing out de minimus amounts pursuant to Section 14.16 and for any other purposes under the Plan as Section 409A shall require.

14.22                     USERRA.  Notwithstanding anything herein to the contrary, any deferral or distribution election provided to a Participant as necessary to satisfy the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, shall be permissible hereunder.

IN WITNESS WHEREOF, the Employer has adopted this Plan document effective as of April 1, 2008.

GMH MILITARY HOUSING MANAGEMENT LLC

By: GMH Military Housing, LLC, its managing member

By:	/s/ Bruce Robinson
Print Name:	Bruce Robinson
Title: President
Date: April 1, 2008